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ACCEL
                              For Immediate Release

                         ACCEL International Corporation
                                 75 West Street
                               Simsbury, CT 06070

             For Further Information: Gerry Pastor, President & CEO
                                      (860) 843-7605

                                  NEWS RELEASE

                         ACCEL INTERNATIONAL CORPORATION
                   ANNOUNCES CREDIT FACILITY AND ACQUISITIONS

Simsbury, Connecticut - January 25, 2000 - ACCEL International Corporation announced today that it has completed arrangements for a credit facility of $5,000,000. Terms of the facility will be at 10% interest payable quarterly, plus 280,000 warrants per $1,000,000 borrowed, at a price of $2.00 per share. All monies owed the facility will be due in full by 12/31/2003. Applicable warrants will expire on 12/31/2004.

ACCEL also announced today that it has completed two acquisitions:

On Wednesday, January 19, 2000 it acquired the assets of Payless Insurance Agencies. Payless is comprised of two locations in the Fort Lauderdale/Broward County area, specializing in non-standard automobile as well as commercial lines products.

On Thursday, January 20, 2000 ACCEL acquired substantially all of the assets of Unistar Florida Holdings, Inc, representing 49 agency locations throughout the state of FL, also specializing in non-standard automobile and commercial lines products.

Gerry Pastor, President and CEO of ACCEL, stated that the completion of these acquisitions represents an exciting beginning for our business plan. ACCEL's objective is to have 100-25 locations throughout Florida, and these 51 locations provide not just an exceptional value in their own right, but a strong foundation towards profitably achieving that objective. The extraordinary management team we had in place in Florida will be greatly enhanced by some of the truly talented people that were part of the organizations acquired.

Mr. Pastor also stated that in addition to Florida, ACCEL continues to seek profitable opportunities in other states to acquire retail insurance agencies specializing in non-standard automobile.

ACCEL International Corporation is an insurance holding company whose principal subsidiaries, prior to the acquisitions, were Acceleration National Insurance Company, domiciled in Ohio, and Allegiance Insurance Managers in Simsbury, CT.

Forward-looking statements contained in this press release are made under "safe-harbor" provisions of the Private Securities Reform Act of 1995 and involve a number of risks and uncertainties. Among those risk factors are general economic and business conditions, acceptance of ACCEL's products, the impacts of competitive prices and products, losses on insurance
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policies, returns on investment assets, availability of financing and other risk factors and cautionary statements set forth time to time in ACCEL's periodic reports filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 1998.